EXHIBIT 11





                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF INCOME PER SHARE (UNAUDITED)
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

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

                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                    -----------------------------
                                                                         1999            1998
                                                                    -------------   -------------

Numerator
 Net income                                                           $ 109,905       $ 113,132
                                                                      ---------       ---------
 Numerator for basic earnings per share -- income available to
   common stockholders                                                  109,905         113,132
 Effect of dilutive securities:
   Elimination of interest and amortization on 5% Convertible
    Subordinated Debentures due 2001, less the related effect
    of the provision of income taxes                                         --              --
   Elimination of interest and amortization on 3.25%
    Convertible Subordinated Debentures due 2003, less
    the related effect of the provision of income taxes                   3,112             304
                                                                      ---------       ---------
 Numerator for diluted earnings per share -- income available to
   common stockholders after assumed conversion                       $ 113,017       $ 113,436
                                                                      =========       =========
Denominator:
 Denominator for basic earnings per share -- weighted average
   shares                                                               419,036         418,923
 Effect of dilutive securities:
  Net effect of dilutive stock options                                    7,535          12,087
  Assumed conversion of 5% Convertible Subordinated
    Debentures due 2001                                                      --              --
  Assumed conversion of 3.25% Convertible Subordinated
    Debentures due 2003                                                  15,502           1,669
                                                                      ---------       ---------
    Dilutive potential common shares                                     23,037          13,756
                                                                      ---------       ---------
 Denominator of diluted earnings per share--adjusted
   weighted-average shares and assumed conversions                      442,073         432,679
                                                                      =========       =========
Basic earnings per share                                              $    0.26       $    0.27
                                                                      =========       =========
Diluted earnings per share                                            $    0.26       $    0.26
                                                                      =========       =========
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